Exhibit 99.1

News Release

Company Contact:
Katie Nelson
International Microcomputer Software, Inc.
415.878.4000
E-mail: pr@imsisoft.com

IMSI APPOINTS MR. MARTIN WADE AS PRESIDENT
Mr. Gordon Landies steps down as planned

NOVATO, Calif., March 2, 2006 - IMSI® (OTC BB: IMSI), a leading developer and publisher of precision design and consumer software solutions, as well as sole owner of Houseplans, Inc., a leading supplier of stock house plans online, announced today that Mr. Martin Wade, Chief Executive Officer of IMSI, has taken over the role of President of IMSI. Mr. Wade succeeds Mr. Gordon Landies who resigned as President effective February 28, 2006 as planned and previously disclosed within the company’s 10-KSB filing for the period ending June 30, 2005. Mr. Landies will continue to assist in the transition and other projects after his resignation as an officer. "We appreciate Gordon's efforts over the last five years and wish him well. The restructuring and repositioning of IMSI could not have been completed without Gordon’s help." stated Mr. Wade.

About IMSI
Headquartered in Novato, California, IMSI leads the market for house plans sold over the Internet offering  the largest selection of plans for consumers and builders through its subsidiary, HousePlans, Inc. (www.houseplans.com).     IMSI is also a leading software developer and publisher in the precision design, graphic design, office, and productivity categories.  Anchored by its flagship product, TurboCAD (www.TurboCAD.com), the company publishes over 25 software titles worldwide and offers a variety of related content and services over the Internet.  For more information, visit www.imsisoft.com.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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